Exhibit 99.1

HCC INSURANCE HOLDINGS APPROVES NEW SHARE REPURCHASE PROGRAM

HOUSTON (September 23, 2011) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that its Board of Directors has authorized a new share repurchase program that provides for the repurchase of up to an aggregate of $300 million of the Company’s common stock.  This new authorization follows the completion of the Company’s $300 million share repurchase program announced on March 14, 2011.

“HCC’s new repurchase plan reiterates our ongoing confidence in the Company’s financial position, earnings capacity, and continued commitment to manage capital efficiently,” said John N. Molbeck, Jr., HCC’s Chief Executive Officer.

The repurchase plan calls for the repurchases to be made in the open market or in privately negotiated transactions from time-to-time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  Repurchases under the plan will be made opportunistically from time to time, subject to market and business conditions, as well as the Company’s level of cash generated from operations, cash required for acquisitions, debt covenant compliance, and other relevant factors.  The plan does not obligate the Company to purchase any particular number of shares, has no expiration date, and may be suspended or discontinued at any time at the Company’s discretion.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland.  As of June 30, 2011, HCC had assets of $9.5 billion and shareholders’ equity of $3.3 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.

Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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